Pricing Supplement No. 2709B

To underlying supplement No. 1 dated August 17, 2015,

product supplement B dated July 31, 2015,

prospectus supplement dated July 31, 2015 and

prospectus dated April 27, 2016

Registration Statement No. 333-206013 Rule 424(b)(2)

Deutsche Bank AG

$1,405,000 Securities Linked to the Lesser Performing of the iShares® China Large-Cap ETF and the Hang Seng® Index due June 26, 2019

General

•	The securities (the “securities”) are designed for investors who seek a return, which may be positive, zero or negative, linked to the performance of the lesser performing of the iShares® China Large-Cap ETF (the “Fund”) and the Hang Seng® Index (the “Index,” and together with the Fund, the “Underlyings,” and each, an “Underlying”). If the Final Level of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Initial Level, investors will receive a return on the securities equal to 1.20 times the Underlying Return of the Laggard Underlying, up to a Maximum Return of 38.50%. Furthermore, if the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level (60.00% of its Initial Level), investors will receive a cash payment per $1,000 Face Amount of securities equal to the absolute value of the Underlying Return of the Laggard Underlying at maturity. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Final Level of either Underlying is less than its respective Trigger Level. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 26, 2019

•	Minimum purchase of $1,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on June 23, 2016 (the “Trade Date”) and are expected to settle on June 28, 2016 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlyings:	Underlying	Ticker Symbol	Initial Level	Trigger Level
	iShares® China Large-Cap ETF	FXI	$34.58	$20.75
	Hang Seng® Index	HSI	20,868.34	12,521.00
Payment at Maturity:	• If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
	$1,000 + ($1,000 x the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor and (ii) Maximum Return)
	• If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:
	$1,000 + ($1,000 x Absolute Return)

•     If the Final Level of the Laggard Underlying is less than its Trigger Level, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Underlying Return)

	If the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment at maturity is subject to the credit of the Issuer.

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 13 of the accompanying prospectus, PS-5 of the accompanying prospectus supplement and page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $923.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS-3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page PS-4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$25.00	$975.00
Total	$1,405,000.00	$35,125.00	$1,369,875.00

(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement. The securities will be sold with underwriting discounts and commissions in an amount of $25.00 per $1,000 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

Deutsche Bank Securities

June 23, 2016

(Key Terms continued from previous page)

Underlying Return:	For each Underlying, the Underlying Return, expressed as a percentage, will equal:
Final Level – Initial Level Initial Level The Underlying Return may be positive, zero or negative.
Laggard Underlying:	The Underlying with the lower Underlying Return on the Final Valuation Date. If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.
Trigger Level:	For each Underlying, 60.00% of the Initial Level of such Underlying, as set forth in the table under “Underlyings” above.
Upside Leverage Factor:	120.00%
Maximum Return:	38.50%
Absolute Return:	The absolute value of the Underlying Return of the Laggard Underlying
Initial Level:	For each Underlying, the Closing Level of such Underlying on the Trade Date, as set forth in the table under “Underlyings” above
Final Level:	For each Underlying, the Closing Level of such Underlying on the Final Valuation Date
Closing Level:

For the Fund, the closing price of one share of the Fund on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

For the Index, the closing level of the Index on the relevant date of calculation.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
Trade Date:	June 23, 2016
Settlement Date:	June 28, 2016
Final Valuation Date[1]:	June 21, 2019
Maturity Date[1]:	June 26, 2019
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25152R3R2 / US25152R3R27

1 Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

Additional Terms Specific to the Securities

You should read this pricing supplement together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated August 17, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities, Assuming a Range of Performances for the Laggard Underlying?

The table below illustrates the hypothetical Payments at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Laggard Underlying from -100.00% to +100.00%. The table below reflects the Maximum Return of 38.50%, the Upside Leverage Factor of 120.00% and, for each Underlying, the Trigger Level equal to 60.00% of the Initial Level of such Underlying. The actual Initial Level and Trigger Level for each Underlying are set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the Payment at Maturity.

Hypothetical Underlying Return of the Laggard Underlying (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on securities (%)
100.00%	$1,385.00	38.50%
75.00%	$1,385.00	38.50%
50.00%	$1,385.00	38.50%
40.00%	$1,385.00	38.50%
32.08%	$1,385.00	38.50%
30.00%	$1,360.00	36.00%
20.00%	$1,240.00	24.00%
10.00%	$1,120.00	12.00%
5.00%	$1,060.00	6.00%
0.00%	$1,000.00	0.00%
-5.00%	$1,050.00	5.00%
-10.00%	$1,100.00	10.00%
-20.00%	$1,200.00	20.00%
-30.00%	$1,300.00	30.00%
-40.00%	$1,400.00	40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Levels of both Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals 40.00%. Because the Underlying Return of the Laggard Underlying of 40.00% multiplied by the Upside Leverage Factor of 120.00% exceeds the Maximum Return of 38.50%, the investor receives a Payment at Maturity of $1,385.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor

and (ii) Maximum Return)

$1,000 + ($1,000 x 38.50%) = $1,385.00

Example 2: The Final Levels of both Underlyings are greater than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals 5.00%. Because the Underlying Return of the Laggard Underlying of 5.00% multiplied by the Upside Leverage Factor does not exceed the Maximum Return of 38.50%, the investor receives a Payment at Maturity of $1,060.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Underlying Return of the Laggard Underlying x Upside Leverage Factor

and (ii) Maximum Return)

$1,000 + ($1,000 x 5.00% x 120.00%) = $1,060.00

Example 3: The Final Level of the Laggard Underlying is less than its Initial Level by 5.00%, resulting in an Underlying Return of the Laggard Underlying of -5.00%, while the Final Level of the other Underlying is greater than its Initial Level by 40.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level but greater than its Trigger Level (equal to 60.00% of its Initial Level), the investor receives a Payment at Maturity of $1,050.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000 + ($1,000 x Absolute Return)

$1,000 + ($1,000 x |-5.00|%) = $1,050.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 40.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a return on the securities equal to the absolute value of the Underlying Return of the Laggard Underlying.

Example 4: The Final Level of the Laggard Underlying is less than its Initial Level by 10.00%, resulting in an Underlying Return of the Laggard Underlying of -10.00%, while the Final Level of the other Underlying is greater than its Initial Level by 5.00%. Because the Final Level of the Laggard Underlying is less than its Initial Level but greater than its Trigger Level, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, reflecting the absolute value of the Underlying Return of the Laggard Underlying, calculated as follows:

$1,000 + ($1,000 x Absolute Return)

$1,000 + ($1,000 x |-10.00|%) = $1,100.00

In this example, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will receive a return on the securities equal to the absolute value of the Underlying Return of the Laggard Underlying, which is greater than the 5.00% increase of the Final Level of the other Underlying from its Initial Level.

Example 5: The Final Level of the Laggard Underlying is less than its Initial Level by 50.00%, resulting in an Underlying Return of the Laggard Underlying of -50.00%, while the Final Level of the other Underlying is greater than its Initial Level by 20.00%. Because the Final Level of the Laggard Underlying is less than its Trigger Level, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return)

$1,000 + ($1,000 x -50.00% ) = $500.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level by 20.00%, because the Payment at Maturity is determined solely by reference to the performance of the Laggard Underlying, the investor will lose 50.00% of its investment, reflecting a 1.00% loss of its initial investment for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level.

Example 6: The Final Levels of both Underlyings are less than their respective Initial Levels and the Underlying Return of the Laggard Underlying equals -60.00%. Because the Final Level of the Laggard Underlying is less than its Trigger Level, the investor receives a Payment at Maturity of $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return)

$1,000 + ($1,000 x -60.00% ) = $400.00

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL OF THE LAGGARD UNDERLYING — The securities provide upside exposure to any appreciation of the Laggard Underlying multiplied by the Upside Leverage Factor, up to the Maximum Return of 38.50%. Consequently, if the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, the Payment at Maturity will be capped by the Maximum Return. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL TO RECEIVE THE ABSOLUTE RETURN OF THE LAGGARD UNDERLYING IF THE FINAL LEVEL OF THE LAGGARD UNDERLYING IS GREATER THAN OR EQUAL TO ITS TRIGGER LEVEL — If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive at maturity a return on the securities equal to the absolute value of the negative Underlying Return of the Laggard Underlying, up to a return on the securities of 38.50%, which is equal to the percentage difference from the Initial Level of the Laggard Underlying to its Trigger Level.

•	LIMITED PROTECTION AGAINST LOSS — You will receive at maturity a return on the securities equal to the absolute value of the negative Underlying Return of the Laggard Underlying only if the Final Level of the Laggard Underlying is greater than or equal to its Trigger Level. However, if the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment.

•	RETURN LINKED TO THE LESSER PERFORMING OF THE TWO UNDERLYINGS — The return on the securities, which may be positive, zero or negative, is linked to the lesser performing of the iShares® China Large-Cap ETF and the Hang Seng® Index, as described herein. Any payment you receive at maturity will be determined solely by reference to the performance of the Laggard Underlying.

iShares® China Large-Cap ETF

The iShares® China Large-Cap ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE China 50 Index (the “Tracked Index”). The Tracked Index is designed to track the performance of the largest companies in the Chinese equity market that are available to international investors. The Tracked Index consists of 50 of the largest and most liquid Chinese companies that trade on the Stock Exchange of Hong Kong. The component stocks included in the Tracked Index are weighted based on the total market value of their shares (but capped at 10% to avoid over-concentration in any one component stock), so that component stocks with higher total market values generally have a higher representation in the Tracked Index. The investment advisor to the iShares® China Large-Cap ETF is BlackRock Fund Advisors (the “Fund Advisor”). This is only a summary of the iShares® China Large-Cap ETF. For more information on the iShares® China Large-Cap ETF, please see “The iShares Exchange Traded Funds — iShares® China Large-Cap ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the FTSE China 50 Index, including information concerning its composition, calculation methodology and adjustment policy, please see “The FTSE China 50 Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

Hang Seng® Index

The Hang Seng® Index is a free float adjusted market capitalization weighted index of a selection of companies from the Stock Exchange of Hong Kong, with each component stock’s weight capped at 10%. The components of the Hang Seng® Index are divided into four sub-indices: commerce and industry, finance, utilities and properties. The Hang Seng® Index was developed with a base level of 100 as of July 31, 1964 and is designed to be an indicator of the performance of the Hong Kong stock market. This is only a summary of the Hang Seng® Index. For more information on the Hang Seng® Index, including information concerning its composition, calculation methodology and adjustment policy, please see “The Hang Seng Indices — The Hang Seng® Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

•	TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S.

federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your securities and (ii) subject to the potential application of the “constructive ownership” regime discussed below, the gain or loss on your securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to the payment of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Non-U.S. holders should note that, notwithstanding anything to the contrary in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in either or both of the Underlyings or in any of the components of the Underlyings. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Laggard Underlying and will depend on whether, and the extent to which, the Underlying Return of the Laggard Underlying is positive, zero or negative. If the Final Level of the Laggard Underlying is less than its Trigger Level, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Level of the Laggard Underlying is less than its Initial Level. In this circumstance, you will lose a significant portion or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	THE RETURN ON THE SECURITIES IS LIMITED — If the Final Level of the Laggard Underlying is greater than or equal to its Initial Level, you will receive at maturity a return on the securities reflecting the lesser of (i) the Underlying Return of the Laggard Underlying times the Upside Leverage Factor and (ii) the Maximum Return of 38.50%. Consequently, your exposure to any increase in the price or level, as applicable, of the Laggard Underlying will be limited to the Maximum Return, regardless of any further increase in such price or level, which may be significant. If the Final Level of the Laggard Underlying is less than its Initial Level but greater than or equal to its Trigger Level, you will receive at maturity a return on the securities reflecting the absolute value of the negative Underlying Return of the Laggard Underlying. In this circumstance, your positive return will be limited to 38.50%, which is equal to the percentage difference from the Initial Level of the Laggard Underlying to its Trigger Level. In either case, your return on the securities will be limited.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE PERFORMANCE OF THE LAGGARD UNDERLYING — All determinations of the Payment at Maturity will be determined solely by reference to the performance of the Laggard Underlying, without taking into consideration the performance of the other Underlying.

•	YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE PRICE OR LEVEL, AS APPLICABLE, OF EACH UNDERLYING — Your return on the securities is not linked to a basket consisting of the Underlyings. Rather, any payment on the securities will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings, and your return will be based on the lesser performing of the Underlyings as measured on the Final Valuation Date. A negative performance by either of the Underlyings over the term of the securities will adversely affect your return on the securities and will not be offset or mitigated by a positive performance by the other Underlying.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of your investment at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	THE SECURITIES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYINGS OR IN THE SECURITIES COMPOSING THE UNDERLYINGS — The return on your securities may not reflect the return you would have realized if you had directly invested in the Underlyings or in the securities composing the Underlyings. For instance, your return on the securities will depend entirely on the performance of the Laggard Underlying regardless of the performance of the other Underlying.

•	IF THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS CHANGE, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the prices or levels, as applicable, of the Underlyings. Changes in the prices or levels, as applicable, of the Underlyings may not result in comparable changes in the value of your securities.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or holders of securities composing the Underlyings would have.

•	The Policies of the FUND ADVISOR and Changes that Affect the FUND or THE Tracked Index Could Adversely Affect the Value of the securities — The policies of the Fund Advisor concerning the calculation of the Fund’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by the Fund, substitution of the Tracked Index and the manner in which changes affecting how the Tracked Index is calculated are reflected in the Fund could adversely affect the price of the shares of the Fund and, therefore, the value of, and your return on, the securities. The value of, and your return on, the securities could also be adversely affected if the Fund Advisor changes these policies, for example, by changing the manner in which it calculates the Fund’s NAV, or if the Fund Advisor discontinues or suspends calculation or publication of the Fund’s NAV, in which case it may become difficult to determine the value of the securities. If events such as these occur or if the Closing Level of the Fund is not available on the Final Valuation Date because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Level of the Fund on the Final Valuation Date and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

•	THE PERFORMANCE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT MATCH THE PERFORMANCE OF THE TRACKED INDEX OR ITS NET ASSET VALUE PER SHARE — The performance of the Fund may not match the performance of the Tracked Index due to a number of factors. For instance, the Fund may not hold all or substantially all of the securities included in the Tracked Index and the Fund Advisor may invest a portion of the Fund’s assets in securities not included in the Tracked Index. Therefore, the performance of the Fund is generally linked, in part, to assets other than the securities included in the Tracked Index. Additionally, the performance of the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. In addition, because the shares of the Fund are traded on a securities exchange and are subject to supply and demand, the performance of one share of the Fund may differ from the performance of the Tracked Index or the Fund’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Fund may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Fund and/or create, redeem or hedge shares of the Fund. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Fund may be significantly lower than the Fund’s NAV and the liquidity of the shares of the Fund may be materially and adversely affected. Consequently, the performance of the Fund may deviate significantly from the performance of the Tracked Index or the Fund’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the securities may be determined based on the price of the Fund when it deviates significantly from the performance of the Tracked Index or the Fund’s NAV per share. If this occurs, the value of, and your return on, the securities may be materially and adversely affected.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	THERE IS NO AFFILIATION BETWEEN THE FUND OR THE UNDERLYING STOCK ISSUERS AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT ANY OF THE UNDERLYING STOCKS OR UNDERLYING STOCK ISSUERS — We are not affiliated with the Fund or the issuers of the component stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about any of the Underlying Stocks or Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Fund, the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your securities. The Fund has no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust the Share Adjustment Factor, which may adversely affect the value of your securities.

•	THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Fund invests in stocks denominated in foreign currencies but its shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries represented in the Fund and the United States; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the currencies represented in the Fund strengthen or weaken against the U.S. dollar and the relative weight of each currency represented in the Fund. If, taking into account such weighting, the U.S. dollar strengthens against the component currencies as a whole, the price of the Fund will be adversely affected and the value of the securities may be reduced. Additionally, the volatility and/or the correlation (including the direction and the extent of such correlation) of the exchange rates between the U.S. dollar and the currencies represented in the Fund could adversely affect the value of the securities.

•	THE HONG KONG DOLLAR DOES NOT FLOAT FREELY — Exchange rates of many developed and major emerging economies, including the United States, are currently “floating,” meaning that they are permitted to fluctuate in value relative to other currencies. However, the Hong Kong dollar does not float freely. The exchange rate of the Hong Kong dollar relative to the U.S. dollar is fixed within a narrow range by the Hong Kong Monetary Authority (the “HKMA”). For as long as the HKMA restricts the Hong Kong dollar from floating relative to the U.S. dollar, the exchange rate between the Hong Kong dollar and the U.S. dollar will not fluctuate by any appreciable amount. If at any time the HKMA permits the Hong Kong dollar to float, the exchange rate between the Hong Kong dollar and the U.S. dollar is likely to move significantly in a very short period of time, which may adversely affect the price of the Fund and, consequently, the value of your securities.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlyings include component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be less liquid and more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the price or level, as applicable, of the Underlyings and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of emerging market countries by linking to the performance of the Underlyings. The stocks composing the Underlyings include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could adversely affect the value of, and return on, the securities.

•	THE UNDERLYING RETURN OF THE INDEX WILL NOT BE ADJUSTED FOR CHANGES IN THE HONG KONG DOLLAR RELATIVE TO THE U.S. DOLLAR — The Index is composed of stocks denominated in Hong Kong dollars. Because the level of the Index is also calculated in Hong Kong dollars (and not in U.S. dollars), the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Hong Kong dollar. Therefore, if the Hong Kong dollar strengthens or weakens relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in your return on the securities.

•	THE INDEX REFLECTS THE PRICE RETURN OF THE STOCKS COMPOSING THE INDEX, NOT A TOTAL RETURN — The Index reflects the changes in the market prices of the stocks composing the Index. The Index is not, however, a “total return” index, which, in addition to reflecting the price returns of its component stocks, would also reflect all dividends and other distributions paid on such component stocks.

•	THE SPONSOR OF THE INDEX MAY ADJUST THE INDEX IN WAYS THAT AFFECT THE LEVEL OF THE INDEX AND HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS — The sponsor of the Index (the “Index Sponsor”) is responsible for calculating and maintaining the Index. The Index Sponsor can add, delete or substitute the Index components or make other methodological changes that could change the level of the Index. You should realize that the changing of Index components may affect the Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of, and your return on, the securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

•	PAST PERFORMANCE OF THE UNDERLYINGS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlyings over the term of the securities, as well as any amount payable on the securities, may bear little relation to the historical closing prices or levels, as applicable, of the Underlyings and/or the hypothetical return examples set forth elsewhere in this pricing supplement. Furthermore, due to the changes made in 2014 to the index the Fund tracks, the historical performance of the Fund may be of limited value in assessing its performance. Prior to September 19, 2014, the Fund tracked the performance of the FTSE China 25 Index (the “China 25”). On September 22, 2014, the China 25 was replaced by, and the Fund began tracking, the FTSE China 50 Reference Index (the “Transition Index”), a transition index that added 25 new constituents (for a total of 50) to the China 25 and, over the course of three periodic reviews, gradually increased the weightings of the new constituents. On November 21, 2014, the transition to the current methodology was completed and the Transition Index was replaced, and the Fund began tracking, the Tracked Index. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price or level, as applicable, of the Underlyings has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the prices and levels, as applicable, of the Underlyings will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlyings;

•	the time remaining to the maturity of the securities;

•	the market prices and dividend rates, if any, of the shares of the Fund and the securities composing the Underlyings;

•	the composition of the Underlyings;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the stocks held by the Fund are traded in;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings, the Tracked Index or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the price or level, as applicable, of either Underlying remains unchanged from its respective Initial Level, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We or our affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price or level, as applicable, of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent we or our affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our or our affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the price or level, as applicable, of the Underlyings and the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities. Furthermore, because Deutsche Bank Securities Inc. (“DBSI”) or one of its affiliates is expected to conduct trading and hedging activities for us in connection with the securities, DBSI or such affiliate may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that DBSI receives for the sale of the securities to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for DBSI to sell the securities to you in addition to any compensation they would receive for the sale of the securities.

•	WE OR OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICES OR LEVELS, AS APPLICABLE, OF THE UNDERLYINGS AND THE VALUE OF THE SECURITIES — We or our affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices or levels, as applicable, of the Underlyings and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us or our affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlyings.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor and will be responsible for determining whether a market disruption event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the security.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graphs set forth the historical performances of the iShares® China Large-Cap ETF and the Hang Seng® Index based on their daily closing prices or levels, as applicable, from June 23, 2011 through June 23, 2016. The closing price of the iShares® China Large-Cap ETF on June 23, 2016 was $34.58. The closing level of the Hang Seng® Index on June 23, 2016 was 20,868.34. The graphs below also indicate by a broken line the Trigger Levels for each Underlying equal to (i) with respect to the iShares® China Large-Cap ETF, $20.75, equal to 60.00% of $34.58, which was the closing price of the iShares® China Large-Cap ETF on June 23, 2016 and (ii) with respect to the Hang Seng® Index, 12,521.00, equal to 60.00% of 20,868.34, which was the closing level of the Hang Seng® Index on June 23, 2016. We obtained the historical closing prices and levels below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information.

Due to the changes made in 2014 to the index the Fund tracks, the historical performance of the Fund may be of limited value in assessing its performance. Prior to September 19, 2014, the Fund tracked the performance of the China 25 Index. On September 22, 2014, the China 25 was replaced by, and the Fund began tracking, the Transition Index, a transition index that added 25 new constituents (for a total of 50) to the China 25 and, over the course of three periodic reviews, gradually increased the weightings of the new constituents. On November 21, 2014, the transition to the current methodology was completed and the Transition Index was replaced, and the Fund began tracking, the Tracked Index.

The historical closing prices and levels of the Underlyings should not be taken as an indication of future performance and no assurance can be given as to the Final Levels of the Underlyings. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

DBSI, acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities in an amount equal to 2.50% or $25.00 per $1,000 Face Amount of securities.

DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of

New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.